Exhibit 99.1

January 10, 2008

Dear Stockholder:

We are pleased to provide you with your portion of this month’s distribution to stockholders.  Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) currently pays an annualized cash distribution of $0.6425 per share representing a 6.425% yield on a $10.00 share price. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

1099s

Form 1099s will be mailed to stockholders on or before January 31, 2008 by Registrar and Transfer Company (“R&T”).  Tax information, as well as other account information, may be accessed on R&T’s website at www.rtco.com.

ERISA Valuation

Qualified plans are required to report account values on an annual basis under the Employee Retirement Income Security Act (ERISA).  Solely for this purpose, as of December 31, 2007, the ERISA value of shares of Inland Western was estimated at $10.00 per share.  As there is no established public trading market for our shares of common stock, this estimated value may not reflect the actual market value of your shares on any given date; and there can be no assurances that shareholders could receive $10.00 per share if any such market did exist, or that shareholders will be able to receive such amount for their shares at any time in the future.

If you have any questions on your investment, please contact your Registered Representative or Inland Customer Relations at 800.826.8228.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
President and Chief Executive Officer

cc:	Trustee
Broker/Dealer
Registered Representative

Inland Western Retail Real Estate Trust, Inc. 2901 Butterfield Road Oak Brook, Illinois 60523 800.826.8228 www.inland-western.com